Exhibit 99

NEWS RELEASE

8229 Boone Boulevard, Suite 802 Vienna, VA 22182. USA Telephone (703) 506-9460 www.cel-sci.com	COMPANY CONTACT: Gavin de Windt CEL-SCI Corporation (703) 506-9460

CEL-SCI ANNOUNCES THAT THE NYSE AMERICAN APPROVES PLAN

Vienna, VA, August 17, 2018 - CEL-SCI Corporation (NYSE American: CVM) announces that the NYSE American (the “Exchange”) has accepted the Company’s plan to bring itself into compliance with the Exchange's continued listing standards.

The Company previously received notice from the Exchange on July 12, 2018, indicating the Company is below compliance with Section 1003(a)(i), Section 1003(a)(ii) and Section 1003(a)(iii) since it reported a stockholders’ equity deficit as of June 30, 2018 and had net losses in its 5 most recent fiscal years ended September 30, 2017. Additional information and provisions regarding the NYSE American requirements are found in Part 10 of its Company Guide. The Company was afforded the opportunity to submit a plan to regain compliance, and on July 30, 2018 the Company submitted its plan to the Exchange.

On August 16, 2018 the Exchange notified the Company that it accepted the Company's plan of compliance and granted the Company until January 14, 2019 to regain compliance with the continued listing standards. The Company will be subject to periodic review during this period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the period could result in the Company being delisted from the NYSE American. The Company may then appeal a staff determination to initiate such proceedings in accordance with the exchange's Company Guide.

“We are very pleased that the NYSE American has accepted our compliance plan. Continued listing on the NYSE American is highly beneficial to CEL-SCI and its shareholders and we look forward to regaining full compliance,” stated CEL-SCI CEO Geert Kersten.

About CEL-SCI Corporation

CEL-SCI believes that boosting a patient's immune system while it is still intact should provide the greatest possible impact on survival. Therefore, in the Phase 3 study CEL-SCI treats patients who are newly diagnosed with advanced primary squamous cell carcinoma of the head and neck with Multikine first, BEFORE they receive surgery, radiation and/or chemotherapy. This approach is unique. Most other cancer immunotherapies are administered only after conventional therapies have been tried and/or failed. Multikine (Leukocyte Interleukin, Injection), has received Orphan Drug designation from the FDA for the neoadjuvant therapy in patients with squamous cell carcinoma (cancer) of the head and neck.

CEL-SCI's Phase 3 study is the largest Phase 3 study in the world for the treatment of head and neck cancer. Per the study's protocol, newly diagnosed patients with advanced primary squamous cell carcinoma are treated with the Multikine treatment regimen for 3 weeks prior to the Standard of Care (SOC) which involves surgery, chemotherapy and/or radiation. Multikine is designed to help the immune system "see" the tumor at a time when the immune system is still relatively intact and thereby better able to mount an attack on the tumor. The aim of treatment with Multikine is to boost the body's immune system prior to SOC.

The Company's LEAPS technology is currently being developed as a therapeutic vaccine for rheumatoid arthritis and is supported by grants from the National Institutes of Health. The Company has operations in Vienna, Virginia, and in/near Baltimore, Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such statements include, but are not limited to, statements about the terms, expected proceeds, use of proceeds and closing of the offering. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI's filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K for the year ended September 30, 2017. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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